Exhibit 99.1

5995 Plaza Drive Cypress, California 90630 Tel. (800) 681-0969

News Release

	CONTACT:	Dan Yarbrough Investor Relations (714) 226-3540	Tyler Mason Public Relations (714) 226-3530
FOR IMMEDIATE RELEASE

PacifiCare Health Systems releases 2005 earnings guidance

CYPRESS, Calif., January 11, 2005 — PacifiCare Health Systems, Inc. (NYSE: PHS) today released 2005 earnings guidance included in the table below in connection with a presentation to be given at the 23rd Annual JP Morgan Health Care Conference at the Westin St. Francis hotel in San Francisco.

• Commercial mbrshp. growth: 3.0%-3.5%

• Medicare Advantage ending mbrs: 743K

• Revenue increase:15%

• MLRs

• Consolidated = 84%-85%

• Private Commercial = 81%-82%

• Private Senior = 73%-74%

• Government Senior = 87.5%-88.5%

• Gross Margins

• Commercial = 18%-19%

• Senior = 11.5%-12.5%

• Specialty & Other = 36%-37%

• EBITDA: $745-770 million

• CFFO: $500-525 million

• Free Cash Flow: $320-335 million

• SG&A ratio: 12.5%-13%

• Depreciation/Amortization: $85 million

• Capital expenditures: $120-$125 million

• Net Income: $360-$375 million

• Average outstanding shares: 98.8 million

• EPS: $3.64-$3.80

• Q1 = $0.85-$0.89

• Tax rate: 39.1%

PacifiCare’s Chairman and CEO, Howard Phanstiel, is scheduled to give the presentation at 5:30 Eastern Time. Investors, analysts and other interested parties will be able to access a webcast of the live presentation through PacifiCare’s website at www.pacificare.com. Click on About PacifiCare, Investor Relations, and then Conference Calls, to access the link.

The statements included in this press release which are not historical facts are forward-looking statements within the meaning of the Federal securities laws, and may involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, the 2005 expectations related to earnings, commercial membership growth, Medicare Advantage ending membership, medical loss ratios and gross margins. Important factors that could cause results to differ materially from those expected by management include, but are not limited to, failure to implement programs to achieve expected membership targets as a result of premiums or benefit adjustments, inability to execute cost control strategies, including medical management programs, actual medical claims differing from current estimates, inability to maintain required capital levels at the company’s regulated subsidiaries, inability to maintain profitability and growth at the company’s specialty businesses, provider financial problems or bankruptcy, provider contracts oversight relations and other matters, unexpected increases in competition, new regulations or laws relating to capitation, Medicare reimbursements, benefit mandates, service, utilization management, provider contracts and similar matters, inability of proposed new portfolio offerings to improve membership and profitability and the inability to comply with existing bank covenants. Additional information on factors, risks, and uncertainties that could potentially affect our financial results may be found in documents filed with the Securities and Exchange Commission.

PacifiCare Health Systems is one of the nation’s largest consumer health organizations with more than 3 million health plan members and approximately 10 million specialty plan members nationwide. PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Currently, more than 99 percent of PacifiCare’s commercial health plan members are enrolled in plans that have received Excellent Accreditation by the National Committee for Quality Assurance (NCQA). PacifiCare’s specialty operations include behavioral health, dental and vision, and complete pharmacy benefit management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.

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